OPERATING AGREEMENT

CAHERO NYTRA HOLDING LLC

ARTICLE I
INITIAL DATE AND PARTIES; AUTHORIZATION

Section 1.01. Initial Date and Parties. This Agreement is effective as of the date articles of organization were filed with the Delaware Department of State and is between the Company, its Managers, and its Members.

Section 1.02. Authorization for this Agreement. This Agreement is made under the LLC Act.

ARTICLE II
DEFINITIONS

Unless the language or context clearly indicates otherwise, the following definitions apply:

•  Act of Members means decisions undertaken by the Members holding a majority Membership Interest Percentage, unless a different percentage is otherwise specified in this Agreement. These may occur at a meeting or by written consent.

•  Agreement means this agreement and the articles of organization, as amended from time to time.

•  Assignee has the meaning set forth in Section 5.05.

•  Capital Account means the account of the Member set forth in Article V.

•  Charging Order Holder has the meaning set forth in Section 5.02.

•  Code means the Internal Revenue Code, as amended.

•  Company means this LLC, a Limited Liability Company organized under the LLC Act.

•  Default Rule means a rule in the LLC Act which: (i) structures, defines, or regulates the finances, governance, operations, or other aspects of a limited liability company under the LLC Act, and (ii) applies except to the extent it is negated or modified by the Agreement.

•  Fiscal Year means calendar year.

•  LLC Act means the Delaware Limited Liability Company Act, as amended from time to time.

•  Manager means the person or persons specified in Article VI.

•  Member means a person with ownership interest in the Company.

•  Membership Interest and Percentage have the meanings set forth in Article V.

•  Net Losses and Net Profits mean net losses and profits of the Company computed in accordance with the customary methods of accounting consistently applied from prior periods and shall be allocated and distributed according to Membership Interest Percentage.

•  Net Operating Cash Flow means all cash received by the Company from operations, including, but limited to, rents fees and reimbursements and proceeds from sales, financings or re-financings, all as decreased by all cash expenditures for operations, including, but not limited to, expenditures for principal and interest on indebtedness, taxes, insurance, management fees, commissions, reasonable reserves, repairs, maintenance, renovation, and capital improvements.

•  Officer has the meaning set forth in Section 6.06.

•  Person means an individual, corporation, limited liability company, partnership, limited partnership, association, trust, unincorporated organization, and any other legal entity, organization, or governmental body.

•  Required Records have the meaning set forth in Article IX.

•  Substitute Member has the meaning set forth in Section 5.03.

ARTICLE III
BACKGROUND OF THIS AGREEMENT

Section 3.01. History and Nature of the Company. The Company was organized in Delaware and is authorized to engage in any legal act.

Section 3.02. Powers. The Company has all powers granted under the laws of Delaware.

Section 3.03. Registered Agent and Office. The Company’s initial registered agent and its office are specified in the articles of organization. The registered agent may only be changed by an Act of Members.

Section 3.04. Term. The Company commenced existence on the date its articles of organization were endorsed by the Delaware Department of State and shall exist in perpetuity unless sooner terminated as provided in the Agreement.

ARTICLE IV
RELATIONSHIP OF AGREEMENT TO DEFAULT RULES AND ARTICLES

Section 4.01. Relationship of Agreement to LLC Act Default Rules. Regardless of whether this Agreement specifically refers to a Default Rule:

•  If any provision of this Agreement conflicts with a Default Rule, the provisions of this Agreement control and the Default Rule is modified or negated accordingly; and

•  If it is necessary to construe a Default Rule as modified or negated in order to effectuate any provision of this Agreement, the Default Rule is modified or negated accordingly.

Section 4.02. Relationship between Agreement and Articles of Organization. If a provision of this Agreement differs from a provision of the articles of organization, this Agreement governs to the extent the law allows.

Section 4.03. Standards of Conduct of Members and Managers. Notwithstanding any provisions of the LLC Act, the Members and Managers of the Company have a duty of loyalty to the Company to refrain from dealing with the Company in the conduct or winding up of the Company's activities as or on behalf of a Person having an interest adverse to the company. This duty of loyalty specifically prohibits a Member or Manager from allowing a judgement creditor of a Member to exercise any rights or benefits not specifically authorized under this Agreement. Any such action, if or when taken, is void ab initio unless such action is authorized by a Delaware state court.

ARTICLE V
CAPITAL STRUCTURE; MEMBERSHIP INTEREST AND PERCENTAGE

Section 5.01. Ownership rights in the Company are reflected in the Membership Interests and Percentages stated in the Capital Account maintained in the Required Records. As of the date of this Agreement, there is a single Member, who is as follows:

Member	Contribution	Membership Interest Percentage
Cahero Holding LLC	member	100
		Total: 100%

The Company shall not issue Membership certificates but shall at the request of the Member provide a statement setting forth the Membership Interest Percentage owned and any effective transfers.

Section 5.02. Creditor Rights. If a court enters a charging order against a Member, a Substitute Member, or an Assignee’s Membership Interest in the Company, then the judgment creditor shall be referred to as the “Charging Order Holder.” To preserve the integrity of the Companyand to prevent any disruption to the operations of the Company, the Members agree that a charging order is the exclusive remedy by which a Charging Order Holder may obtain any satisfaction from the Company.

The Charging Order Holder has only a right to receive the Member’s distribution, if or when made, and nothing in this Agreement shall be construed to provide otherwise. This Section does not deprive any Member, Substitute Member, or Assignee of rights under any available exemption laws. A Charging Order Holder has no rights of a Member.

Section 5.03. Admission of Additional Members by Consent. No Person shall be admitted to the Company as an additional Member without the unanimous consent of the Members. The Members have no obligation to consent. The admission of an additional Member will have the effect of reducing the proportional Membership Interest Percentage of the existing Member or Members and increasing the Membership Interest Percentage of the admitted Member or Members.

Notwithstanding the provisions of the foregoing section, no Person shall be admitted as a Member until that Person has:

•  paid all expenses connected with admission;

•  agreed to be bound by this Agreement;

•  provided evidence satisfactory to the Manager, in its sole and absolute discretion, that admission will not:

o  violate applicable securities law,

o  cause a termination of the Company under the Code or the LLC Act;

o  change the tax status of the Company; and

o  damage or diminish the value of the Company’s property.

A violation of this Article in any respect shall make the admission of any Person as a Member null and void and of no force and effect; however, on full satisfaction of the aforementioned requirements, the proposed admittee shall be deemed a “Substitute Member.”

Section 5.04. Restrictions on Transfer. To the fullest extent permitted by law, any transfer of, or creation or existence of a lien on, whether voluntary or involuntary, or by operation of law, any Membership Interest or portion thereof, or any beneficial interest in a Membership Interest, which affects the record of beneficial ownership in possession of any Membership Interest is null and void without the unanimous consent of the Members. The Members have no obligation to consent. Any transfer in violation of the provisions of this Article makes the proposed transferee an Assignee.

Section 5.05. Assignee Interest Transferred. The Person to whom a Membership Interest is sought to be conveyed by a Member shall be an “Assignee” until such time, if ever, as that Person satisfies in full the requirements of this Article and becomes a Substitute Member. Until such time as an Assignee is admitted as a Substitute Member, the Assignee shall have only those rights set forth in this Section.

A Transfer from a Member to another Person shall become effective on the date all conditions set forth in this Article are completed in full. Until an Assignee is admitted as a Substitute Member, the Company and the Members may treat the assignor of the transferred Membership Interest as the absolute owner of the transferred Membership Interest except with respect to Member distributions.

Until an Assignee is admitted as a Substitute Member the Assignee shall be entitled to receive any distributions from the Company the transferring Member would have been entitled to receive with respect to the Membership Interest had the transferring Member retained the Membership Interest. However, an Assignee has substantially fewer rights than a Member. Members have full access to Company records and information, while Assignees have no access. Members have voting rights, while Assignees have no voting rights. Members have full legal and economic rights, while Assignees only have the right to receive distributions.

Section 5.06. Additional Contributions. Additional capital contributions may be made by Members as needed for Company purposes. The Manager shall determine when or if such contributions are necessary. When and as determined by the Manager, contributions shall be made in proportion to each Member’s Interest Percentage. If any Member is unwilling or unable to contribute, the other Members may contribute in proportion to each contributing Member’s Interest Percentage as a percentage of all contributing Members. All Capital Accounts and Membership Interest Percentages shall be adjusted according to the contributions made.

Section 5.07. Return of Contributions. No Member, Transferee, Assignee, Charging Order Holder, or other Person has the right to require the return of any capital contribution; however, the Company may return all or any portion of a Member’s capital contribution with the unanimous consent of the Managers if, after such distribution: (i) all liabilities of the Company, including borrowing from a Member or Manager have been paid or sufficient property remains for payment and (ii) all Members consent.

Section 5.08. Non-Recognition of an Unauthorized Transfer or Assignment. The Company, its Member, and Manager shall not be required to recognize the purported Membership Interest of any Person who has obtained the interest as a result of a Transfer that is not authorized under this Agreement.

Section 5.09. Capital Accounts. The Company shall establish and maintain for each Member a separate Capital Account on the books of the Company. Each Member's Capital Account shall be maintained in accordance with the rules of Treasury Regulation § 1.704-1(b)(2)(iv), as amended.

Initially, each Member's Capital Account shall be credited with the amount of cash and the fair market value of any property (net of liabilities assumed by the Company or to which the property is subject) contributed by the Member to the Company. Thereafter, each Member's Capital Account shall be:

1) Increased by:

a) the amount of any additional cash contributed by such Member;

b) the fair market value of any additional property contributed by such Member (net of liabilities); and

c) such Member's distributive share of Profits and any items of income or gain specially allocated to such Member.

2) Decreased by:

a) the amount of any cash distributed to such Member;

b) the fair market value of any property distributed to such Member (net of liabilities); and

c) such Member's distributive share of Losses and any items of loss or deduction specially allocated to such Member.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation § 1.704-1(b) as amended and shall be interpreted and applied in a manner consistent with such regulations. The Member shall have the authority to make any adjustments to the Capital Accounts that it deems necessary to comply with such Regulations.

Section 5.10. Loans from and Transactions with Members. The Company, on terms negotiated by the Manages, may borrow money from and otherwise transact with a Member. Borrowing from or engaging in other transactions with one or more Members does not obligate the Company to provide comparable opportunities to other Members.

Section 5.11. S-Corp Distribution Restrictions. If the Company elects to be classified as an S-Corp for tax purposes, all distributions of cash or in-kind by the Company to its Members, whether during the term of the Company or upon its liquidation, shall be made strictly in proportion to the Members' respective Membership Interest Percentage. No Member shall have any preference or priority over any other Member with respect to distributions. This provision is intended to ensure compliance with the single class of stock requirements of IRC § 1361(b)(1)(D) and Treasury Regulation § 1.1361-1(l), and it shall be interpreted and applied accordingly.

ARTICLE VI
MANAGEMENT

Section 6.01. Designation of Manager. The Company shall be managed by a Manager. The initial Manager of the Company is/are the following individual(s) and/or entity(ies):

Alfonso Cahero Tatto

The term Manager is singular in this Agreement; however, the term encompasses all Managers, irrespective of whether there is one or more. A Manager need not be a Member.

A Manager shall be entitled to compensation for services rendered as agreed between the Manager and Members. A Manager may be removed by an Act of the Members holding a majority Membership Interest Percentage.

Section 6.02. Death, Incapacity or Resignation of Manager. A Manager may resign by providing written notice to the Member. The resignation takes effect 30 days after the date notice is delivered or a specified later date. In the event of the death or incapacity of a Manager, the remaining Manager or Managers, if any, shall continue serving. If no Manager is then serving, the Members shall appoint a Manager by an Act of Members.

Section 6.03. Authority of Manager. The Manager has sole authority to manage the Company and is authorized to make any contracts, enter into any transactions, and make and obtain any commitments on behalf of the Company to conduct or further the Company’s business. If there are two or more Managers serving, the signature of one Manager binds the Company; however, Managers shall act by majority consent.

Notwithstanding the foregoing, the Manager may in its sole and absolute discretion appoint a nominee, agent, attorney, or other Person who is not a Member or Manager who, at the direction of the Manager, shall have the authority to make any contracts, enter into any transactions and make and obtain any commitments on behalf of the Company to conduct or further the Company’s business. The Manager shall have power to enter into a nominee agreement with any such person, and such agreement may contain provisions indemnifying the nominee, except for his willful misconduct. Such nominee of the Manager shall sign any and all documents with the title of Manager.

Section 6.04. Duties of Manager. Each Manager must discharge his, her or its responsibilities in good faith, with the care of an ordinarily prudent person in a like position and in a manner reasonably believed to be in the best interests of the Company.

Section 6.05. Indemnification and Hold Harmless of Manager. The Manager shall not be liable, responsible, or accountable in damages or otherwise to any Member for any loss or damage incurred because of any act or omission performed or omitted by the Manager in good faith on behalf of the Company and in a manner reasonably believed by the Manager to be within the scope of the authority granted the Manager by this Agreement and in the best interests of the Company.

•  Gross Negligence or Willful Misconduct. A Manager shall be personally liable, responsible, and accountable to any Member if the Manager is guilty of fraud, intentional breach of this Agreement, gross negligence or willful misconduct regarding an act or omission.

•  Good Faith Acts or Omissions. Any act or omission performed or omitted by a Manager on advice of counsel to the Company shall be conclusively deemed to have been performed or omitted in good faith.

•  No Personal Liability for Capital Contributions. The Manager shall not be personally liable for the return of the capital contribution of any Member, or any portion thereof, it being expressly understood that any such return shall be made solely from Company assets.

•  Indemnity Provisions. The Company shall indemnify, save, defend and hold the Manager harmless from and against any loss, expense, or damage suffered by the Manager resulting from any act or omission of the Manager relating to the Company; however, the Company shall not be required to indemnify the Manager for any loss, claim, expense, or damage incurred as a result of the willful misconduct, gross negligence or fraud of the Manager.

Section 6.06. Appointment of Officers. The Manager may appoint “Officers” to act on behalf of the Company. Officers shall have such powers as are specifically set forth in those resolutions creating a specific Officer position.

Each Officer shall serve at the pleasure of the Manager. The Manager may at any time (with or without cause) remove any Officer and fill any vacancy created by the death, disability, incapacity, removal, dissolution, termination, resignation or increase in the number of Officers.

ARTICLE VII
MEMBER MEETINGS

The Member may, but need not, meet as a Member for whatever purpose specified. Any action required or permitted to be taken at a meeting of the Member may be taken without a meeting by written action signed by the Member who owns the Membership Interest Percentage that would be required to take the same action at a meeting of the Member. The written action is effective when signed by Member owning the required percentage, unless a different effective time is provided in the written action.

ARTICLE VIII
AMENDMENTS

The provisions of this Agreement may not be waived, altered, amended, or repealed, in whole or in part, except by an Act of Members holding at least 75% of outstanding Membership Interest Percentage.

ARTICLE IX
REQUIRED RECORDS

Section 9.01. Contents and Location of Required Records. The Company shall maintain its Required Records at its principal place of business.

Section 9.02. Maintenance of Particular Records. The Company shall comply with the LLC Act; specifically, the Company shall maintain the records and information required by the Delaware Department of State, including, without limitation, the following “Required Records”:

•  Name, address, phone number and e-mail address of the Member or Member’s authorized agent; and

•  Capital Account for each Member, including all capital contributions, Membership Interest Percentage, and transfers.

ARTICLE X
DISSOLUTION

The Company shall dissolve and wind up when the period fixed for duration expires; or on the written Act of the Members holding at least 75% of outstanding Membership Percentage.

As soon as possible following the occurrence of the foregoing, the Company shall execute a statement of intent to dissolve as prescribed by the Delaware Department of State.

ARTICLE XI
MISCELLANEOUS

Section 11.01. Governing Law. This Agreement, and any question, dispute or other matter related to or arising under this Agreement, shall be governed by the laws of Delaware.

Section 11.02. Binding Effect. This Agreement binds the Members and all successors and assigns.

Section 11.03. Complete Agreement. This Agreement, which term, as set forth in Article II, includes the articles of organization, each as amended from time to time, constitutes the complete and exclusive Agreement of the Member and supersedes all prior agreements, whether oral or written, with respect to the subject matter hereof and thereof.

Section 11.04. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable:

•  that provision shall be severed, and this Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been part;

•  the remaining provisions of this Agreement shall remain in full force and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance; and

•  in place of the illegal, invalid, or unenforceable provision, there shall be added to this Agreement a legal, valid, and enforceable provision as similar to the illegal, invalid, or unenforceable provision as legally possible.

Section 11.05. Notices. A notice to be given or made to the Company or any Member must be in writing and shall be considered to have been given when delivered to the address specified in the Required Records. A person who wants to change an address in the Required Records may do so by giving written notice of the change to the Company. The change takes effect five days after notice is given.

Section 11.06. Multiple Counterparts. This Agreement may be executed in several counterparts, each of which shall be considered an original and all of which shall constitute one and the same document. Proving the execution and contents of this Agreement against a party may be done by producing any copy of this Agreement signed by that party.

Section 11.07. Gender and Number. As used in this Agreement, the masculine, feminine and neuter gender, and the singular or plural number shall be considered to include the others whenever the context indicates.

[Signature(s) on the Following Page]

OPERATING AGREEMENT of CAHERO NYTRA HOLDING LLC

ACCEPTED AND AGREED: Cahero Nytra Holding LLC

BY MEMBER:

/s/ Alfonso Cahero Tatto
__________________________________
Cahero Holding LLC

Authorized Representative

Date   10/08/2026

MANAGER:

/s/ Alfonso Cahero Tatto
__________________________________
Alfonso Cahero Tatto

Date   10/08/2026